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Exhibit 5.1

[Hogan & Hartson L.L.P. Letterhead]

August 26, 2003

Board of Directors
Regal Entertainment Group
9110 East Nichols Avenue, Suite 200
Centennial, CO 80112

Ladies and Gentlemen:

        We are acting as counsel to Regal Entertainment Group, a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the registration of (i) resales by the holders thereof of up to $240,000,000 aggregate principal amount of the Company's 3 3/4% Convertible Senior Notes Due May 15, 2008 (the "Notes") issued by the Company pursuant to an Indenture, dated May 15, 2008 (the "Indenture"), between the Company and U.S. Bank National Association, as trustee (the "Trustee"), and (ii) the issuance of an indeterminate number of shares of the Company's Class A common stock, par value $0.001 per share (the "Common Stock"), issuable upon conversion of the Notes by the holders thereof (the "Conversion Shares"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  An executed copy of the Indenture.

  3.
  Specimen copy of the Notes.

  4.
  An executed copy of the T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee, dated August 20, 2003.

  5.
  The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on August 20, 2003 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  6.
  The Amended and Restated Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  7.
  Resolutions of the Board of Directors of the Company adopted at a special meeting on May 21, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the authorization and sale of the Notes by the Company, authorization and reservation of the Conversion Shares and arrangements in connection therewith.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        For the purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee's right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture, and (v) there are and have been no agreements or understandings, written or oral, and there is and has been no usage of trade or course of prior dealing that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

        This opinion letter is based as to matters of law solely on (i) the Delaware General Corporation Law, as amended, and (ii) the laws of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms "Delaware General Corporation Law, as amended" and "the laws of the State of New York" include the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that:

          (a)   the Notes constitute valid and binding obligations of the Company; and

          (b)   upon issuance of the Conversion Shares at a conversion price equal to or greater than the par value of the Conversion Shares, upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid, and nonassessable.

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks only as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

        In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfer and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether such agreement is considered in a proceeding in equity or at law).

*        *        *        *        *

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
Hogan & Hartson L.L.P.

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  Exhibit 5.1